Exhibit 4.1

CORAUTUS GENETICS INC.

CERTIFICATE OF DESIGNATION OF
PREFERENCES AND RIGHTS OF
SERIES D PREFERRED STOCK

         Pursuant to Section 151 of the Delaware General Corporation Law, Corautus Genetics Inc., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors on July 18, 2003 duly adopted the following resolution creating a series of Preferred Stock designated as Series D Preferred Stock and such resolution has not been modified and is in full force and effect on the date hereof:

         RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, a series of the class of authorized Preferred Stock, par value $0.001 per share (“Preferred Stock”), of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

A.      Designation and Number.

         1.      The shares of such series shall be designated as Series D Preferred Stock (the “Series D Preferred Stock”). The number of shares initially constituting the Series D Preferred Stock shall be One Million Four Hundred Thousand (1,400,000) shares, which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then outstanding shares. No other shares of Preferred Stock shall be designated as Series D Preferred Stock.

B.      Rights, Preferences and Restrictions of Series D Preferred Stock. The powers, rights, preferences, privileges and restrictions granted to and imposed on the Series D Preferred Stock is as follows:

         1.      Rank of the Corporation’s Stock.

                (a)         Any class or series of stock of the Corporation shall be deemed to rank:

                             (i)         prior to the Series D Preferred Stock, either as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up, or both, if the holders of such class or series shall be entitled by the terms thereof to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, in preference or priority to the holders of Series D Preferred Stock (“Senior Securities”);

                             (ii)         on a parity with the Series D Preferred Stock, either as to the payment of dividends or as to distributions of assets upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series D Preferred Stock, if the holders of the Series D Preferred Stock and of such class of stock or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, or both, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other and such class of stock or series is not a class of Senior Securities (“Parity Securities”); or

                             (iii)         junior to the Series D Preferred Stock, either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, or both, if such stock or series shall be Common Stock of the Corporation, par value $0.001 per share (“Common Stock”) or if the holders of the Series D Preferred Stock shall be entitled to receipt of dividends, and of amounts distributable upon liquidation, dissolution or winding up, in preference or priority to the holders of shares of such stock or series (“Junior Securities”).

                 (b)        The Series C Preferred Stock of the Corporation (the “Series C Preferred Stock”) is a Parity Security. Other than Common Stock (and rights, options or other securities exercisable or convertible into Common Stock), there are no Junior Securities outstanding as of the date of the first issuance of Series D Preferred Stock (the “Issue Date”). The Corporation shall not issue any Senior Securities (including rights or options exercisable for or convertible into any Senior Securities) except as approved by the holders of the Series D Preferred Stock pursuant to Section B(4)(c) herein.

                 (c)        The respective definitions of Senior Securities, Junior Securities and Parity Securities shall also include any rights or options exercisable for or convertible into any of the Senior Securities, Junior Securities and Parity Securities, as the case may be. The Series D Preferred Stock shall be subject to the creation of Junior Securities, Parity Securities and Senior Securities as set forth herein.

        2.      Dividends. In the event the Corporation declares any dividend on its Common Stock, holders of shares of the Series D Preferred Stock shall be entitled to receive dividends in an amount equal to the amount (and in the form of consideration) that such holders would be entitled to receive if, pursuant to Section B(5), they had converted such Series D Preferred Stock fully into Common Stock immediately before the record date for the payment of any such dividends on Common Stock. Each such dividend shall be payable to the holders of record of shares of the Series D Preferred Stock as they appear on the stock records of the Corporation at the close of business on the record date for such dividend on Common Stock, and the Corporation shall pay each such dividend on the applicable payment date for such dividend on the Common Stock. No such right shall accrue to holders of shares of Series D Preferred Stock by reason of the fact that dividends on such shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

        3.      Liquidation Preference.

                 (a)        Rights on Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), before any payment or distribution of assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of Series D Preferred Stock shall be entitled to receive, for each share of Series D Preferred Stock, the greater of (i) an amount equal to $6.50 per share (as adjusted for any splits or reverse stock splits with respect to such share) plus an amount equal to all dividends declared and unpaid thereon to the date of final distribution to such holders, and (ii) the amount that would be received in liquidation following conversion of a share of Series D Preferred Stock into Common Stock (such greater amount referred to hereinafter as the “Series D Liquidation Preference”). For purposes of the foregoing rights on liquidation, the holders of the Series D Preferred Stock shall have Parity Rights with the Series C Preferred Stock as defined in Section 5(a) of the Amended and Restated Certificate of Designation for the Series C Preferred Stock (as amended or restated from time to time). If, upon any Liquidation Event, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series D Preferred Stock shall be insufficient to pay in full the Series D Liquidation Preference for all outstanding shares of Series D Preferred Stock and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series D Preferred Stock and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series D Preferred Stock and any such other stock if all amounts payable thereon were paid in full.

                 (b)        Distribution of Remaining Assets. Subject to the rights of the holders of any Parity Securities and any Senior Securities, upon any Liquidation Event, after payment of the Series D Liquidation Preference shall have been made in full to the holders of the outstanding Series D Preferred Stock as provided in this Section B(3), any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Stock shall not be entitled to share therein.

                (c)        Valuation of Non-Cash Assets. Whenever any distribution provided for in this Section B(3) shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

        4.      Voting Rights.

                 (a)        Except as otherwise required by applicable law or as set forth herein, the shares of Series D Preferred Stock shall be voted equally with the shares of any other series or class of Preferred Stock, the terms of which so provide, and the shares of Common Stock (voting together with the shares of Series D Preferred Stock, or such other series or class of Preferred Stock, and the shares of Common Stock as a single class) at any annual or special meeting of stockholders of the Corporation, or may act by written consent in the same manner as Common Stock, upon the following basis: each holder of one or more shares of Series D Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the

Corporation and to such number of votes for the shares of Series D Preferred Stock held by him on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the number of whole shares of Common Stock into which all of his shares of Series D Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. In the event that any other series of Preferred Stock shall have the right to vote with the Series D Preferred Stock as a single class on any matter and such other series of Preferred Stock is not convertible into Common Stock for purposes of otherwise determining the number of votes pursuant to this Section 4(a), then the holders of any shares of the Series D Preferred Stock and such other series of Preferred Stock shall have with respect to such matters one vote per $1 of stated liquidation preference for such shares.

                    (b)         Without the written consent of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock or the vote of holders of at least two-thirds of the outstanding shares of Series D Preferred Stock at a meeting of the holders of Series D Preferred Stock called for such purpose, the Corporation will not amend, alter or repeal any provision of the Certificate of Incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Series D Preferred Stock.

                    (c)         Without the written consent of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock or the vote of holders of at least two-thirds of the outstanding shares of Series D Preferred Stock at a meeting of such holders called for such purpose, the Corporation will not (i) issue any additional Series D Preferred Stock, (ii) create, authorize, or issue any Senior Securities, (iii) increase the authorized amount of the Series D Preferred Stock or any Senior Securities, or (iv) effect any split or reverse split of the Series D Preferred Stock.

                    (d)         Nothing in this Section B(4) shall be in derogation of any rights that a holder of shares of Series D Preferred Stock may have in his capacity as a holder of shares of Common Stock as to such shares of Common Stock.

         5.       Conversion. The holders of the Series D Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

                    (a)         Right to Convert. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof and in accordance with this Section B(5), at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock. Upon conversion, any accrued and unpaid dividends on the Series D Preferred Stock at the date of conversion shall be paid to the holder thereof in accordance with the provisions of Section B(2).

                    (b)         Conversion Rate. Each share of outstanding Series D Preferred Stock shall be converted into the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock as is determined by dividing (a) the Series D Original Purchase Price per share by (b) the Conversion Price per share in effect for the Series D Preferred Stock at the time of conversion (collectively referred to hereinafter as the “Conversion Rate”). For purposes hereof, the “Series D Original Purchase Price” is $6.50 per share. The

”Conversion Price” for each share of Series D Preferred Stock shall initially be the Series D Original Purchase Price and shall be subject to adjustment as set forth in Section B(5).

                    (c)         Mechanics of Conversion. Before any holder of Series D Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the number of shares of Series D Preferred Stock to be converted and the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series D Preferred Stock, or on the holder’s written order, a certificate or certificates for the number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock to which he shall be entitled, and any fractional interest in respect of a share of Common Stock arising on such conversion shall be settled as provided in Section B(5)(k). Upon conversion of only a portion of the shares of Series D Preferred Stock represented by any certificate, a new certificate shall be issued representing the unconverted portion of the certificate so surrendered without cost to the holder thereof. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, the conversion may, at the option of any holder tendering shares of Series D Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series D Preferred Stock shall not be deemed to have converted such Series D Preferred Stock until immediately prior to the closing of such sale of securities.

                    (d)         Conversion Price Adjustments of Preferred Stock. The Conversion Price for each share of Series D Preferred Stock shall be subject to reduction from time to time as set forth below.

                                  (i)         Special Definitions. For purposes of this designation, the following definitions apply. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Certificate of Incorporation.

                                              (1)         “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section B(5)(d)(iv) below, deemed to be issued) by the Corporation after the Issue Date, other than shares of Common Stock issued or issuable:

                                                             (A)         upon conversion of up to 2,000 shares of Series C Preferred Stock;

                                                             (B)         in any offering where (i) all of the holders of Series D Preferred Stock were offered preemptive rights to the shares of Common Stock (or Options, Convertible Securities or other rights deemed to be an issuance of Common Stock pursuant to

Section B(5)(d)(iv) below) based on such holders’ pro rata ownership of Common Stock (assuming full conversion of the Series D Preferred Stock and the conversion or exercise of all other securities and rights to acquire Common Stock held by such holders) and (ii) such holders have, in the aggregate, exercised such preemptive rights for at least fifty percent (50%) of the shares of Common Stock (or Options, Convertible Securities or other rights deemed to be an issuance of Common Stock pursuant to Section B(5)(d)(iv) below) so offered to them;

                                                             (C)         to officers, directors or employees of, or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements or other stock incentive plans or arrangements on terms approved by the Board of Directors;

                                                             (D)         as a dividend or distribution to (i) all holders of the Series D Preferred Stock and/or (ii) all holders of the Series D Preferred Stock on the one hand and the holders of any Junior Securities, Parity Securities or Senior Securities on the other hand;

                                                             (E)         for which adjustment of the Conversion Price is made under Section B(5)(d)(iii) hereof;

                                                             (F)         as a result of an adjustment to the conversion price or conversion rate relating to the conversion of any other class or series of Preferred Stock into Common Stock under provisions in other designations providing for such adjustments;

                                                             (G)         pursuant to the exercise of Options outstanding as of the Issue Date; or

                                                             (H)         pursuant to the conversion of the Notes.

                                              (2)         “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Series C Preferred Stock) or other securities convertible into or exchangeable for Common Stock (other than the Notes). Series D Preferred Stock is included within the definition of Convertible Securities.

                                              (3)         “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                              (4)         “Notes” shall mean senior convertible promissory notes issued in accordance with the Loan Agreement, dated as of the Issue Date, among the Corporation, Vascular Genetics Inc. and Boston Scientific Corporation.

                                              (5)         For purposes of this Section B(5), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation.

                                              (6)         For purposes of this Section B(5), any shares of Common Stock issued by the Corporation pursuant to Section 7.3 of the Agreement and Plan of Reorganization dated as of September 12, 2002, as amended, by an among GenStar Therapeutics Corporation, Genesis Acquisition Corporation and Vascular Genetics Inc. shall be deemed to be Additional Shares of Common Stock issued without consideration.

                                  (ii)         No Adjustment of Conversion Price in Certain Circumstances. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price for any share of Series D Preferred Stock shall be made pursuant to Section B(5)(d)(iii) in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section B(5)(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the lesser of (a) $4.50 (as adjusted for any combinations, splits or reverse stock splits with respect to shares of Common Stock after the Issue Date) and (b) the Conversion Price for the Series D Preferred Stock in effect on the date of, and immediately prior to, such issue (the lesser hereinafter referred to as the “Minimum Price.”)

                                  (iii)         Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation, after the Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section B(5)(d)(iv)) without consideration or for a consideration per share less than the Minimum Price in effect, then and in each such event, the Conversion Price for each such share shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Minimum Price in effect for each such share immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully-diluted basis, as if all outstanding shares of Series C Preferred Stock, and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding Options had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date; provided, however, any outstanding shares of Series C Preferred Stock shall not be included in such calculation until such time as such shares of Series C Preferred Stock are actually converted into shares of Common Stock.

                                  (iv)         Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution or any other adjustment) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion of such Convertible Securities or, in the case of Options for Convertible Securities, the number of shares of Common Stock issuable upon the conversion of the Convertible Securities issuable upon the exercise of the Options, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                              (1)         no further adjustments in the Conversion Price of the Series D Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                              (2)         if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of the Series D Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Series D Preferred Stock);

                                              (3)         upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                                             (A)         in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                                                             (B)         in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section B(5)(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                              (4)         no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the Conversion Price immediately prior to the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock (other than shares deemed to be issued pursuant to Section B(5)(d)(iv)) between the original adjustment date and such readjustment date;

                                             (5)         in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon if the Options expire and are not exercised no adjustment shall be made and if such Options are exercised prior to the time they expire adjustment shall be made under Section B(5)(d)(iii); and

                                             (6)         if any such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date and shall instead be made on the actual date of issuance, if any.

                                  (v)       Determination of Consideration.   For purposes of this Section B(5)(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                              (1)         Cash and property.   Such consideration shall:

                                                             (A)         insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                                             (B)         insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                                             (C)         in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                                              (2)         Options and Convertible Securities.   The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section B(5)(d)(iv), relating to Options and Convertible Securities shall be determined by dividing:

                                                             (A)         the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution or any other adjustment) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                                             (B)         the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution or any other adjustment) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

                    (e)        Adjustments for Stock Dividends and for Combinations or Subdivisions of Common Stock.   In the event that the Corporation at any time, from time to time after the Issue Date shall (i) declare or pay any dividend or make a distribution on its Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, (ii) effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), (iii) combine or consolidate its outstanding Common Stock into a lesser number of shares of Common Stock, or (iv) effect any other reclassification of its Common Stock, then the Conversion Price for the Series D Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate, so that the holder of any share of Series D Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this Section B(5)(e) shall become effective immediately after the opening of business on the business day next following the record date in the case of a dividend or distribution and shall become effective immediately after the opening of business on the business day next following the effective date in the case of a subdivision, combination or reclassification. Adjustments in accordance with this Section B(5)(e) shall be made whenever any event listed above shall occur. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                    (f)        Adjustments for Reclassification and Reorganization.   If the Common Stock issuable upon conversion of the Series D Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section B(5)(e)), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series D Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares that would have been subject to receipt by the holders upon conversion of the Series D Preferred Stock into Common Stock immediately before that change.

                    (g)        No Impairment.   The Corporation will not, by amendment of its Certificate of Incorporation, this Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section B(5) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series D Preferred Stock against impairment. If the Corporation shall take any action affecting the Common Stock, other than an action described in this Section B(5), that in the opinion of the Board of Directors materially adversely affects the conversion rights of the holders of the shares of Series D Preferred Stock, the Conversion Price shall be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may in good faith determine to be equitable in the circumstances; provided that the provisions of this Section B(5)(g) shall not affect any rights the holders of Series D Preferred Stock may have at law or in equity, and provided, further, that no such adjustment shall increase the Conversion Price or decrease the number of shares of Common Stock issuable upon conversion of a share of Series D Preferred Stock.

                    (h)        Certificates as to Adjustments.   Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section B(5), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series D Preferred Stock a certificate executed by the Corporation’s Chief Executive Officer or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for the Series D Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series D Preferred Stock. If the Corporation shall have designated a transfer agent, it shall also promptly file with such transfer agent an officer’s certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                    (i)        Issue Taxes.   The Corporation shall pay any and all issue, transfer and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock or securities or other property on conversion of Series D Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in a name other than that of the holder of the Series D Preferred Stock to be converted in connection with any such conversion.

                    (j)        Reservation of Common Stock Issuable Upon Conversion.   The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

                    (k)        Fractional Shares.   No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Series D Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series D Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

                    (l)               If:

                                        (i)         the Corporation shall declare a dividend (or any other distribution) on the Common Stock; or

                                        (ii)         the Corporation shall authorize the granting to the holders of the Common Stock as to such Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants;

                                        (iii)         there shall be any subdivision, combination or reclassification of the Common Stock or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

                                        (iv)         there shall occur any Liquidation Event; or

                                        (v)         the Corporation or any subsidiary of the Corporation shall make any tender or exchange offer for all or any portion of the outstanding shares of Common Stock, then the Corporation shall cause to be filed with any transfer agent designated by the Corporation and shall cause to be mailed to the holders of shares of the Series D Preferred Stock at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend (or such other distribution), rights or warrants or tender or exchange offer or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants or tender or exchange offer are to be determined or (B) the date on which such subdivision, combination, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up or other action is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such subdivision, combination, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of any distribution, right, warrant, tender offer, exchange offer, subdivision, combination, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, winding up or other action, or the vote upon any of the foregoing.

                6.               No Reissuance of Series D Preferred Stock.  No share or shares of Series D Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

                7.                 Modification or Amendment.

                                   (a)             Except as otherwise specifically provided herein, this Certificate of Designation may be amended by the Corporation in the same manner and with the same voting requirements as is required to amend the Certificate of Incorporation.

                                   (b)             If the Corporation shall issue any class or series of Preferred Stock (other than any Senior Securities approved pursuant to Section B(4)(c) herein) after the Issue Date (“Additional Preferred”) that have any of the following preferences or rights, this Certificate of Designation shall be deemed to be amended, without any further action on the part of a holder of Series D Preferred Stock, to incorporate the terms of such Additional Preferred solely with respect to such preferences or rights to the extent that such terms are more favorable, as determined in good faith by the Corporation’s Board of Directors, than the terms of this Certificate of Designation:

                                                     (i)         The right of such Additional Preferred to vote as a single class or series, or together with any other class or series, on any matter other than the issuance of additional shares of such Additional Preferred or any modifications to the preferences or rights of such Additional Preferred;

                                                     (ii)         The right of such Additional Preferred to treat or elect to treat any event not specified in Section 3(a) herein as a Liquidation Event entitling such Additional Preferred to a distribution of its liquidation preference; or

                                                     (iii)         The right of the holder of such Additional Preferred to receive, (x) upon the issuance of additional shares of Common Stock, Options or Convertible Securities, (y) in the event of the consummation of a tender offer made by the Corporation for outstanding shares of Common Stock, or (z) upon distribution of assets or property of the Corporation or a spin-off transaction, an adjustment to the conversion price or conversion rate relating to the conversion of such Additional Preferred into Common Stock pursuant to a formula other than the formula set forth in Section B(5)(d)(iii) or Sections B(5)(e)-(h) herein; provided, however, that no change shall be made to this Certificate of Designation pursuant to this Section 7(b) with respect to the amount of the Minimum Price then in effect, the amount of the Conversion Price then in effect, and the use of such amounts going forward as applicable inputs in any formula so as to preserve for the Corporation the threshold established under this Certificate of Designation below which antidiltution adjustments may be made and the price per share from which antidilution adjustments are made; or

                                                     (iv)         The right of such Additional Preferred to be redeemed at the option of the holder thereof; or

                                                     (v)         The right of the holder of such Additional Preferred to receive dividends or other distributions; or

                                                     (vi)         Any covenant contained in the certificate of designation for such Additional Preferred relating to the operation, business, capitalization or sale of the Corporation; provided, however, to the extent any such covenant may be waived by the vote of such Additional Preferred together with any other class or series of Preferred Stock, all voting as one class or series, then such covenants may be waived by the vote of the Series D Preferred Stock together with such Additional Preferred and any other class or series of Preferred Stock which have such covenants, all voting together as one class or series, in accordance with the provisions of such Additional Preferred.

         IN WITNESS WHEREOF, Corautus Genetics Inc. has caused this Certificate to be duly executed in its corporate name on this 29th day of July, 2003.

CORAUTUS GENETICS INC.
By:	/s/ RICHARD E. OTTO
Richard E. Otto
Chief Executive Officer

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